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                                                                   EXHIBIT 10.15



                           CABLE AFFILIATION AGREEMENT


        THIS AGREEMENT is made as of the 31st day of October, 1997 by and between WINK COMMUNICATIONS, INC., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501 and 21st Century, Cable TV, Inc. a Illinois corporation ("Affiliate"), whose address is 350 North Orleans Suite 600 Chicago, IL. 60654.

1.      GRANT OF LICENSE

        1.1 Wink hereby grants to Affiliate the non-exclusive license to use the Wink ITV Studio, Wink ITV Broadcast Server, and Wink ITV Response Server versions 1.0 and 1.x updates (hereinafter collectively referred to as "Wink Software") to deliver "enhanced broadcasting" to all Affiliate cable systems in the continental United States.

        1.2 This License is not transferable outside of the Affiliate systems Operating Area, nor any rights hereunder, may be transferred, assigned or sublicensed in whole or in part without Wink's prior written consent.

        1.3 For purposes of this Agreement, the "Operating Area" of any system shall mean, with respect to a cable television system, the geographical area where Affiliate is authorized to construct, operate, manage or maintain a cable television system by appropriate governmental authority.

        1.4 Affiliate agrees to use reasonable efforts to utilize the Wink Software on all advanced analog and digital cable set top boxes.

2.      TERM

        2.1 The term of this Agreement shall commence on the date of execution of this Agreement and terminate three (3) years thereafter.

        2.2 This Agreement will automatically renew for one year periods unless either party notifies the other at least 90 days prior to the end of the then-correct term of that party's intent not to renew.

3.      INTEGRATION

        3.1 Affiliate will distribute "enhanced broadcasting" through its Operating Area head-ends. For the purposes of this Agreement, "enhanced broadcasting" consists of video originated by a national broadcaster or a cable programming network that has been enhanced through the use of Wink Software.

        3.2 Wink also agrees to perform all Wink related work necessary to integrate with advanced analog and digital cable set top boxes at no charge to Affiliate.



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        3.3 Affiliate agrees to prioritize the Wink software
installation/integration and provide the necessary resources to meet a June, 1998, Affiliate system launch date or thereafter when technically feasible for the Chicago Operating Area(s) within the year, 1998.

        3.4 Both parties will use best efforts to complete all integration work per the date mentioned above.

        3.5 Affiliate agrees to allow Wink to install and use Wink Response Servers located in individual Affiliate Operating Area headends to collect, aggregate, and route responses for national "enhanced broadcasting" applications through Wink's Alameda Data Center. Wink agrees to provide daily reporting to Affiliate of all response traffic generated by its Affiliate subscribers.

4.      RATES AND DEPLOYMENT

        4.1 Affiliate agrees to provide Wink "enhanced broadcasting" as part of its advanced analog and digital offering to its subscribers in Chicago Operating Areas [the Launch Market(s)] by June, 1998.

        4.2 Effective at launch, Affiliate agrees to remit a license fee payment per Operating Area of [*] for the Launch Market(s). Affiliate is granted the option to utilize the Local Ad Software and additional Virtual Channels as specified (Step-Up-Schedule C). Affiliate agrees that beginning in Year 3, Affiliate will remit to the Wink Standard Package pricing of [*] for the remainder of the term of the Agreement to Wink. The Standard Package includes Local Ad Software and additional Virtual Channels.

        4.3 Affiliate has up to six (6) months after deployment in the Launch Market(s) to deploy Wink Software in other Affiliate Operating Areas that have Wink capable set top boxes per Charter pricing in 4.2.

        4.4 Affiliate commits to distribute to its digital and advanced analog subscribers "enhanced broadcasting" delivered from National Broadcasters and National Cable Programming Services (hereinafter collectively referred to as "Programmers") in the VBI of the Programmers Video Signal. Affiliate agrees to keep the appropriate headend and server equipment in good working order for an uninterrupted carriage of "enhanced broadcasting". If Affiliate experiences problems with the "enhanced broadcasting" delivery system, Affiliate will use its reasonable efforts to restore "enhanced broadcasting" service as soon as possible. Affiliate agrees not to charge Programmer for carriage or use of VBI associated with delivery of "enhanced broadcasting" for the term of the Agreement.

        4.5 Wink agrees to Revenue Share with Affiliate, its fees, on all Wink generated advertising purchase and request transactions by Affiliates' Wink Subscribers for the term of this Agreement. Wink will pay Affiliate per the attached Schedule A.


----------------------
*Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.



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        4.6 For purposes of this Agreement, the term "Wink Subscriber" shall mean each Affiliate residential customer and commercial or business establishment receiving and separately paying for cable television service with a digital or advanced analog box in all Affiliate Operating Areas.

        4.7 [*] Affiliate is responsible to provide all Server hardware platform components required for the launch of the Wink Software (Bill of Materials-Schedule 8). Affiliate may elect the Wink Hardware lease option of an additional [ * ] per month per Operating Area. Affiliate has the option to purchase the hardware either from Wink or from selected vendors. Conversion fees for all other Affiliate Operating Areas, outside of the Launch Market will be [*] per Operating area, plus any shipping or travel costs incurred by Wink in support of on-site installation, maintenance, support, or consulting under this Agreement shall be payable by Affiliate.

        4.8 Affiliate may choose to utilize other products and services of Wink from time to time under this Agreement. These services will be extended by Wink to Affiliate at the then prevailing retail rate.

        4.9 Wink Agrees to a minimum of ten(10) National Programmers broadcasting Wink Enhanced programming by the actual deployment date of beginning of June 1998, with Enhanced Broadcasting Agreements in place with a minimum of twenty(20) National Programmers by June 1999.

5.      PAYMENT TERMS

        5.1 On or before the thirtieth (30th) day following each month throughout the term of this Agreement, Affiliate shall remit to Wink all fees owed for services rendered in the previous month.

        5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Affiliate of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 - 1/2%) per month or (ii) the maximum legal rate permitted under law, and Affiliate shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments.

6.      PROMOTION AND RESEARCH

        6.1 Affiliate agrees to promote and market the Wink service to Subscribers within the Operating Area of each launched system. Advertising, promotional, marketing and/or sales materials concerning the Wink service which are provided to Affiliate by Wink may be used at the discretion of Affiliate.

        6.2 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in connection with Affiliate. Affiliate shall provide Wink with reasonable assistance in conducting such research with respect to Affiliate's subscribers. Limited to whatever laws are in place



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Affiliate agrees that Wink will have access to any and all research regarding the deployment, launch, and usage of Wink service by Affiliate subscribers.

7.      NOTICES

        7.1 All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal deliver, certified mail, return receipt requested, or by next day express deliver, addressed, if to WINK COMMUNICATIONS, Attn: VP Affiliate Sales at 1001 Marina Village Parkway, Alameda, CA 94501. The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express deliver, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

8.      TRADEMARKS

        8.1 All right, title and interest in and to the service or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Affiliate acknowledges and agrees that all names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Affiliate.

9.      REPRESENTATION AND INDEMNIFICATION

        9.1 Wink represents and warrants to Affiliate that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

        9.2 Affiliate represents and warrants to Wink that (i) Affiliate is a corporation duly organized and validly existing under the laws of the State of Illinois; (ii) Affiliate has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; (iii) Affiliate's operating areas are operating or will be operating, with respect to any cable television system, pursuant to valid franchise agreements, or licenses or other permits duly authorized by proper local authorities; (iv) Affiliate is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

        9.3 Affiliate and Wink shall each indemnify, defend and forever hold harmless the other, and their affiliated companies and people, from any and all losses, liabilities, claims, costs, damages and expenses (including, without limitation, fines, forfeitures, attorney's fees, disbursements and court or administrative costs) arising out of any breach of any term of this Agreement or any warranty, covenant or representation contained herein. Without limiting the provisions of the above, Wink will indemnify, defend and forever hold affiliate and affiliate's companies and people harmless from and against any and all losses, liabilities, claims, cost, damages and expenses (including, without limitation, fines, forfeitures,



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attorney's fees, disbursements and court or administrative costs) caused by or arising directly or indirectly out of (i) any content delivered by or through Wink or Wink's processes, (ii) any claim that the Licensed Product infringes the copyright, trade secret or trademark rights of a third party, provided that Affiliate notifies Wink of such claim promptly in writing of and gives Wink the exclusive authority to defend or settle such claim. Affiliate shall provide reasonable cooperation and assistance to settle or defend any such claim. If the Licensed Product becomes, or if Wink reasonably believes it may become, the subject of any claim for infringement or is adjudicatively determined to infringe, then Wink may, at its option and expense, either (i) procure for affiliate the right to sell or use, as appropriate, the Licensed Product or (ii) replace or modify the Licensed Product with other suitable and reasonably equivalent software so that the Licensed Product becomes noninfringing or (iii) if (i) and (ii) are not commercially practicable, Wink may terminate this Agreement.

10.     CONFIDENTIALITY

        10.1 Neither Affiliate nor Wink shall disclose to any third party (other than its respective employees, in their capacity as such), any information marked "confidential" without prior written consent. The parties agree to keep the terms of this Agreement confidential, but acknowledge that VBI pass through disclosures will be made to Programmers and that certain other disclosures may be required by law.

11.     TERMINATION

        11.1 Notwithstanding any other provision herein, either party will have the right to terminate this Agreement or all or any licenses granted herein if the other party fails to comply with any of its material obligations under this Agreement. Should either party elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. The non-performing party will then have thirty (30) days from receipt of notification to remedy the items of nonperformance. Should either party fail to correct these items of nonperformance, then the aggrieved party shall have the right to physically disconnect and remove any Wink-owned or licensed Products. In addition, Wink's termination of this Agreement or such taking of possession shall be without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if Affiliate has not made payment of the fees or charges due hereunder and such nonpayment continues after thirty (30) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein. Unless otherwise agreed to herein, Affiliate and Wink shall retain all rights in law and equity.

        11.2 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Affiliate to use the Products will cease and Affiliate will immediately (i) grant to Wink access to its business premises and the Products and allow Wink to remove the Products, (ii) purge all comes of all Products from all computer processors or storage media on which Affiliate has installed or permitted others to install such Products, and
(iii) when requested by Wink, certify to Wink in writing, signed by



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an officer of Affiliate, that all copies of the Products have been returned to
Wink or destroyed and that no copy of any Product remains in Affiliate's possession or under its control.

        11.3 Except as otherwise provided herein, neither Affiliate nor Wink may terminate this Agreement except upon sixty (60) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within sixty (60) days of such notice.

12.     GENERAL

        The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

        a) This Agreement may not be assigned without prior written mutual consent of Affiliate and Wink.
        b) This Agreement may be amended only by an instrument in writing, executed by Affiliate and Wink.
        c) This Agreement will be governed in all respects by the laws of the State of California.
        d) This Agreement represents the entire agreement between the parties and supersede and replace all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Affiliate and Wink.

        IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.                    21st Century Cable TV, Inc.


By: /s/ Maggie Wilderotter                   By: /s/ Richard Wiegand-Mors
    -----------------------------                -----------------------------
Name: Maggie Wilderotter                     Name: Richard Wiegand-Mors
Title: President & CEO                       Title: Chief Operating Officer



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                          WINK/AFFILIATE REVENUE SHARE
                                   SCHEDULE A


                      WINK RESPONSE SERVICE TRANSACTION FEE



                Purchase Transaction Fees                                Affiliate Revenue Share
--------------------------------------------------------         --------------------------------------
           (Viewer name, address, credit card)                   National Ads                 Local Ads
                                                                 ------------                 ---------
1-5,000 transactions/mo                                              [*]                         [*]
5,001 - 25,000 transactions/mo                                       [*]                         [*]
25,001 - 100,000 transactions/mo                                     [*]                         [*]
100,001 - 250,000 transactions/mo                                    [*]                         [*]
250,001 - 500,000 transactions/mo                                    [*]                         [*]
500,001 - up transactions/mo                                         [*]                         [*]

Request Transaction Fees
--------------------------------------------------------
               (Viewer name, address only)
1,500 transactions/mo                                                [*]                         [*]
5,001 - 25,000 transactions/mo                                       [*]                         [*]
25,001 - 100,000 transactions/mo                                     [*]                         [*]
100,001 - 250,000 transactions/mo                                    [*]                         [*]
250,001 - 500,000 transactions/mo                                    [*]                         [*]
500,001 - up transactions/mo                                         [*]                         [*]



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                                     Sheet 1


               BOM FOR WINK INTRODUCTORY PACKAGE FOR 21ST CENTURY
                                   SCHEDULE B




     QUANTITY                            ITEM                                 UNIT COST          TOTAL COST
                   Wink Broadcast Server (WBS)                                   Total             $9,580.00
        1          Sun Ultra 1:                                                7600.00               7600.00
                                                           64MB RAM
                                           2 GB Internal Hard Drive
                                         3.5" Internal Floppy Drive
                                                           Keyboard
        1          Sun 16" Color Monitor                                        400.00                400.00
        1          SBUS Ethernet Card (2nd port)                                850.00                850.00
        12         20 ft.CAT 5 Ethernet Cables                                   15.00                180.00
        10         10 ft.CAT 5 Ethernet Cables                                   12.00                120.00
        1          U.S. Robotics Courier 33.3 External Modem                    430.00                430.00
        1          Wink Broadcast Server Software license                      license

                   Wink Response Server (WRS)                                    Total            $17,000.00
        1          Sun Ultra 1:                                                9200.00               9200.00
                                                         128 MB RAM
                                           1 GB Internal hard Drive
                                         3.5" Internal Floppy Drive
                                                           Keyboard
        1          16" Color Monitor                                            400.00                400.00
        1          2 GB External hard Drive                                     800.00                800.00
        1          UNIX 8mm Tape Drive" Exabyte 8707XL-14                      1500.00               1500.00
        20         8mm Tape: 16m Length                                          15.00                300.00
        1          External SCSI CD-ROM Drive & Cable: Toshi                    600.00                600.00
        1          Oracle Enterprise Server 7.3.2.1 for Solaris                4200.00               4200.00
        1          Wink Response Server Software                               license
                                                                                 Total                   $ --

      Total                                                                                      $ 26,580.00

*       Scientific Atlantic Headend equipment not included



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                   WINK/21ST CENTURY "STEP-UP" OPTION PRICING
                                  -SCHEDULE C-



1.      LOCAL AD INSERTION MODULE

        Equipment:                  [*]
        Monthly Fee:                [*]

2.      UNLIMITED VIRTUAL CHANNELS

        Equipment:                  [*]
        Monthly Fee:                [*]

3.      TECHNICAL SUPPORT

        One "free" incident per month is included in Introductory package. The [*] fee includes 3 incidents per month. An incident is defined as actual trouble resolution.

        Wink consulting services are available for [*].




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